EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2013 relating to the consolidated financial statements of First Internet Bancorp, which appears in First Internet Bancorp's Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ BKD, LLP

Indianapolis, Indiana
May 21, 2013